Exhibit 99.1

Ethos Environmental, Inc. Announces Official Name Change to Regeneca, Inc. and New Ticker Symbol RGNA

IRVINE, Calif., June 13, 2011 – Regeneca, Inc., (RGNA.PK), formerly Ethos Environmental, Inc. (ETEV.PK), announced that, effective June 14, 2011, the Company’s name will officially change to Regeneca, Inc. Concurrently, the Company received a new trading symbol from FINRA. The new symbol is RGNA. The Company’s stock is listed on the OTC Pinksheets. Investors should be aware that the name change and symbol change may take a few days to report properly in their brokerage accounts and at certain websites.

Regeneca’s CEO Matt Nicosia commented, “We are pleased to complete this important step in the merger process that began in December 2010. This change creates the necessary synergy between our operations and our public entity that will help us to better promote Regeneca to consumers and investors. The combination of Direct Response, Network Marketing, and Professional Sales is truly creating an opportunity to maximize our investment in marketing and increase our customer lifetime value.”

About Regeneca, Inc.

Regeneca, Inc. (Pink Sheets:RGNA.PK) was formed to create and commercialize premium products that help to improve health and fight the signs and symptoms of aging for a complete life of wellness and happiness, including our natural male enhancement product - RegenErect. We do this while drawing our products from the earth in an ethical strategy that will emphasize regrowth, reforestation and recycling. This is our "Whole Earth Whole Body” approach to health. More information can be found about Regeneca, Inc. at www.regeneca.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements, including, but not limited to, statements regarding Regeneca, Inc. and their plans, products and related market potential. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Regeneca, Inc.'s filings with the Securities and Exchange Commission, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Regeneca undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Contact:

Regeneca, Inc.

1 Technology Drive, Suite C-515,

Irvine, CA 92618

Investor Relations

800-690-6958 extension 777

www.regeneca.com

ir@regeneca.com